Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2012 Results

Same Facility Equivalent Admissions Increase 4.8 Percent

Guidance for 2012 Adjusted to Reflect Net Favorable Medicare Settlements

Nashville, Tenn., May 3, 2012 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2012.

Key first quarter metrics (all percentage changes compare 1Q 2012 to 1Q 2011 unless noted):

•	Revenues increased 13.5 percent to $8.405 billion

•	Net income attributable to HCA Holdings, Inc. totaled $540 million, or $1.18 per diluted share

•	Adjusted EBITDA increased 14.6 percent to $1.823 billion

•	Cash flows from operations declined 13.2 percent to $797 million

•	Same facility equivalent admissions increased 4.8 percent while same facility admissions increased 3.2 percent

•	Same facility revenue per equivalent admission increased 0.3 percent

•	Net favorable Medicare adjustments added $188 million to revenues, $170 million to Adjusted EBITDA and $0.22 to EPS

“The first quarter results provide for a positive start to the year, marked by strong increases in patient volumes, effective cost management and continued focus on our quality and patient service agendas,” said Richard M. Bracken, Chairman of the Board and Chief Executive Officer of HCA.

Revenues in the first quarter increased to $8.405 billion, compared to $7.406 billion in the first quarter of 2011. Revenue growth was driven primarily by increased volume, two adjustments related to Medicare revenues for prior periods and the financial consolidation of our HealthONE venture, which was accounted for using the equity method for periods prior to November 2011. Net income attributable to HCA Holdings, Inc. totaled $540 million, or $1.18 per diluted share, compared to $240 million, or $0.52 per diluted share, in the first quarter of 2011. Adjusted EBITDA increased to $1.823 billion compared to $1.590 billion in the prior year period. Adjusted EBITDA is a non-GAAP measure. Tables providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA are included in this release.

Results for the first quarter of 2012 include two previously announced adjustments (Rural Floor Provision Settlement and Supplemental Security Income (SSI) ratios) related to Medicare revenues for prior periods, the net effect of which was increases of $188 million to revenues, $170 million to Adjusted EBITDA and $0.22 to earnings per diluted share. Results for the first quarter of 2011 include a charge for termination of management agreement of $181 million, or $0.32 per diluted share. The management agreement was terminated pursuant to its terms upon completion of the initial public offering of our common stock in March 2011.

The Rural Floor Provision Settlement agreement was signed on April 5, 2012. As a result of the agreement, HCA expects to receive additional Medicare payments of approximately $271 million by June 30, 2012. This amount was recorded as an increase to Medicare revenues for the quarter ended March 31, 2012. During March 2012, the Centers for Medicare & Medicaid Services (CMS) issued new SSI ratios used for calculating Medicare Disproportionate Share Hospital (DSH) reimbursement for federal fiscal years ending September 30, 2006 through September 30, 2009. As a result, HCA recalculated its DSH reimbursement for all applicable periods. The cumulative impact of this retroactive adjustment was a reduction in Medicare revenues of approximately $83 million, or approximately $1 million per month for the 78 month period from October 2005 through March 2012. This adjustment was recorded as a reduction to Medicare revenues for the quarter ended March 31, 2012.

Patient volume in the first quarter of 2012 reflected strength in our inpatient admissions and outpatient and emergency room visits. Same facility equivalent admissions increased 4.8 percent in the first quarter of 2012 compared to the prior year period, reflecting increases in both inpatient and outpatient volumes. Same facility admissions increased 3.2 percent compared to the prior year period. Same facility emergency room visits increased 5.3 percent in the first quarter of 2012, compared to the prior year period.

During the first quarter of 2012, salaries and benefits, supplies and other operating expenses totaled $6.648 billion, or 79.0 percent of revenues, compared to $5.892 billion, or 79.5 percent of revenues, in the first quarter of 2011.

As of March 31, 2012, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $471 million, total debt of $27.902 billion, and total assets of $27.139 billion. During the first quarter of 2012, capital expenditures totaled $335 million, excluding acquisitions. Net cash provided by operating activities in the quarter totaled $797 million compared to $918 million in the first quarter of 2011. While net income increased $305 million, changes in current assets and liabilities reduced cash flows from operating activities by $465 million for the first quarter of 2012 compared to the first quarter of 2011. The changes in current assets and liabilities included an increase in accounts receivable (impacted by the prior period Medicare revenues adjustments) and declines in the accruals for salaries, interest and other accrued liabilities.

As of March 31, 2012, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 4.43x. This compares to 4.46x as of December 31, 2011. As previously announced, HCA paid a special dividend of approximately $955 million, or $2.00 per share, to shareholders and vested option holders on February 29, 2012.

As of March 31, 2012, HCA operated 164 hospitals and 109 freestanding surgery centers.

2012 Guidance

HCA today issued revised guidance for 2012 which incorporates the net impact of the prior year Medicare settlements to its previous 2012 guidance.

	Previous 2012 Guidance	Revised Range
Revenues (1)	$32 to $33 billion	$32 to $33 billion
Adjusted EBITDA (2)	$6.20 to $6.45 billion	$6.37 to $6.62 billion
Adjusted EPS (diluted) (2) (3)	$3.35 to $3.55	$3.57 to $3.77

(1)	Revenues are net of the provision for doubtful accounts
(2)	Adjusted EBITDA and Adjusted EPS (diluted) are non-GAAP measures. A schedule reconciling Adjusted EBITDA to net income attributable to HCA Holdings, Inc. is included in this release
(3)	Adjusted EPS (diluted) excludes non-operational items, such as (but not limited to), gains or losses on sales of facilities, gain on acquisition of controlling interest in equity investments, impairments of long-lived assets, losses on retirement of debt and termination of management agreement

Assumptions:

This guidance range excludes the impact of items, if applicable, that are non-operational in nature. The guidance includes estimated electronic health record (EHR) incentive income assumptions in a range of $325-$350 million and EHR expenses in a range of $125-$150 million (previous range was $140-$160 million). It is also subject to certain conditions including those as set forth below in the Company’s “Cautionary Statement and Preliminary Results about Other Forward-Looking Information”.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1005279 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s first quarter financial and accounting procedures. Such statements include statements regarding the Company’s guidance for 2012, the financial impact of the Rural Floor Provision Settlement and statements regarding the effects of the new SSI ratios and the calculation of and expected Medicare DSH reimbursement and retroactive adjustments. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or Waiver Programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,199		$8,055
Provision for doubtful accounts	794		649

Revenues	8,405	100.0%	7,406	100.0%
Salaries and benefits	3,736	44.5	3,295	44.5
Supplies	1,419	16.9	1,275	17.2
Other operating expenses	1,493	17.6	1,322	17.8
Electronic health record incentive income	(55)	(0.6)	—	—
Equity in earnings of affiliates	(11)	(0.1)	(76)	(1.0)
Depreciation and amortization	417	4.9	358	4.9
Interest expense	442	5.3	533	7.2
Losses on sales of facilities	1	—	1	—
Termination of management agreement	—	—	181	2.4

	7,442	88.5	6,889	93.0

Income before income taxes	963	11.5	517	7.0
Provision for income taxes	324	3.9	183	2.5

Net income	639	7.6	334	4.5
Net income attributable to noncontrolling interests	99	1.2	94	1.3

Net income attributable to HCA Holdings, Inc.	$540	6.4	$240	3.2

Diluted earnings per share	$1.18		$0.52
Shares used in computing diluted earnings per share (000)	458,312		461,969
Comprehensive income attributable to HCA Holdings, Inc.	$569		$324

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2012	2011
Revenues	$8,405	$7,406
Net income attributable to HCA Holdings, Inc.	$540	$240
Losses on sales of facilities (net of tax)	1	2
Termination of management agreement (net of tax)	—	149

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement (a)	541	391
Depreciation and amortization	417	358
Interest expense	442	533
Provision for income taxes	324	214
Net income attributable to noncontrolling interests	99	94

Adjusted EBITDA (a)	$1,823	$1,590

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.18	$0.52
Losses on sales of facilities	—	0.01
Termination of management agreement	—	0.32

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement (a)	$1.18	$0.85

Shares used in computing diluted earnings per share (000)	458,312	461,969

(a)	Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). We believe net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by managment and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities and termination of management agreeement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., exlcuding losses on sales of facilities and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similiarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$471	$373
Accounts receivable, net	4,878	4,533
Inventories	1,046	1,054
Deferred income taxes	226	594
Other	661	679

Total current assets	7,282	7,233
Property and equipment, at cost	28,354	28,075
Accumulated depreciation	(15,567)	(15,241)

	12,787	12,834
Investments of insurance subsidiary	536	548
Investments in and advances to affiliates	108	101
Goodwill	5,398	5,251
Deferred loan costs	292	290
Other	736	641

	$27,139	$26,898

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,412	$1,597
Accrued salaries	909	965
Other accrued expenses	1,453	1,585
Long-term debt due within one year	1,841	1,407

Total current liabilities	5,615	5,554
Long-term debt	26,061	25,645
Professional liability risks	1,030	993
Income taxes and other liabilities	1,757	1,720

Total liabilities	34,463	33,912
EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders' deficit	(8,613)	(8,258)
Noncontrolling interests	1,289	1,244

Total deficit	(7,324)	(7,014)

	$27,139	$26,898

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2012	2011
Cash flows from operating activities:
Net income	$639	$334
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(1,384)	(774)
Provision for doubtful accounts	794	649
Depreciation and amortization	417	358
Income taxes	300	321
Losses sales of facilities	1	1
Amortization of deferred loan costs	14	20
Share-based compensation	9	8
Other	7	1

Net cash provided by operating activities	797	918

Cash flows from investing activities:
Purchase of property and equipment	(335)	(329)
Acquisition of hospitals and health care entities	(112)	(22)
Disposal of hospitals and health care entities	1	55
Change in investments	6	20
Other	3	3

Net cash used in investing activities	(437)	(273)

Cash flows from financing activities:
Issuance of long-term debt	1,350	—
Net change in revolving credit facilities	(470)	(2,604)
Repayment of long-term debt	(93)	(296)
Distributions to noncontrolling interests	(93)	(95)
Payment of debt issuance costs	(16)	—
Issuance of common stock	—	2,506
Distributions to stockholders	(982)	(30)
Income tax benefits	49	22
Other	(7)	(6)

Net cash used in financing activities	(262)	(503)

Change in cash and cash equivalents	98	142
Cash and cash equivalents at beginning of period	373	411

Cash and cash equivalents at end of period	$471	$553

Interest payments	$517	$401
Income tax refunds, net	($25)	($160)

HCA Holdings, Inc.

Operating Statistics

	First Quarter
	2012	2011
Operations:
Number of Hospitals	164	156
Number of Freestanding Outpatient Surgery Centers	109	98
Licensed Beds at End of Period	41,815	39,075
Weighted Average Licensed Beds	41,740	39,061
Reported:
Admissions	443,300	406,900
% Change	9.0%
Equivalent Admissions	711,100	638,400
% Change	11.4%
Revenue per Equivalent Admission	$11,820	$11,600
% Change	1.9%
Inpatient Revenue per Admission	$11,761	$11,462
% Change	2.6%
Patient Days	2,118,900	1,980,200
% Change	7.0%
Equivalent Patient Days	3,398,700	3,106,900
% Change	9.4%
Inpatient Surgery Cases	128,300	119,700
% Change	7.1%
Outpatient Surgery Cases	217,500	193,000
% Change	12.7%
Emergency Room Visits	1,688,400	1,527,600
% Change	10.5%
Outpatient Revenues as a
Percentage of Patient Revenues	36.8%	35.8%
Average Length of Stay	4.8	4.9
Occupancy	55.8%	56.3%
Equivalent Occupancy	89.5%	88.3%
Same Facility:
Admissions	418,900	406,000
% Change	3.2%
Equivalent Admissions	667,300	636,700
% Change	4.8%
Revenue per Equivalent Admission	$11,599	$11,569
% Change	0.3%
Inpatient Revenue per Admission	$11,599	$11,468
% Change	1.1%
Inpatient Surgery Cases	120,200	118,400
% Change	1.5%
Outpatient Surgery Cases	196,400	191,200
% Change	2.7%
Emergency Room Visits	1,599,100	1,518,200
% Change	5.3%